UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Item 1:  On October 9, 2012, Biglari Holdings Inc. issued the following press release:

BIGLARI HOLDINGS QUESTIONS CRACKER BARREL’S LACK OF URGENCY IN ADDRESSING MISREPRESENTATIONS OF PROFESSED EXPERIENCE OF INCOMING CHAIRMAN JAMES BRADFORD

SAN ANTONIO, TX — October 9, 2012 —Biglari Holdings Inc. (NYSE: BH) today demanded an immediate response to its October 8, 2012 letter delivered to the Board of Directors of Cracker Barrel Old Country Store, Inc. (NYSE: CBRL) regarding public filings and statements made by Cracker Barrel, including Chief Executive Officer Sandra B. Cochran, that emphasize designated Chairman James W. Bradford's former experience as CEO of a New York Stock Exchange-listed company. A public search reveals that Mr. Bradford has never been CEO of a New York Stock Exchange-listed company. It has been over 24 hours since Biglari Holdings sent its letter to Cracker Barrel's Board of Directors identifying this material error in Mr. Bradford's biography. We believe that Cracker Barrel has an obligation to all its shareholders to respond immediately and to inform them whether Cracker Barrel's public filings and statements regarding Mr. Bradford's purported experience are true or false. Moreover, why did the Board and Ms. Cochran believe it was important to emphasize repeatedly Mr. Bradford's purported experience as "a former NYSE company CEO?"

Item 2: The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com: